WELD ASIA ASSOCIATES (AF2026)

(Registered with US PCAOB and Malaysia MIA)

Block C-3-2, Megan Avenue 1,

189, off Jalan Tun Razak, 50400 Kuala Lumpur, Malaysia.

T       : (603) 2171 2928; (603) 2181 8258

E       : info@weldaudit.com

W       : www.weldaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

ECCO Auto World Corporation.

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No.1 of ECCO Auto World Corporation. as of February 28, 2017 of our report date May 29, 2017, relating to our audit of the balance sheet of ECCO AUTO WORLD CORPORATION as of February 28, 2017 and the related statement of income, stockholders’ equity and cash flows for the period ended February 28, 2017.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ WELD ASIA ASSOCIATES
WELD ASIA ASSOCIATES Date: July 17, 2017 Kuala Lumpur, Malaysia